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                                                                     EXHIBIT 2.3


                               INDEMNITY AGREEMENT

     INDEMNITY AGREEMENT (the "Agreement"), dated as of May 1, 2000, between THE HERALD COMPANY, INC., a New York corporation ("Herald" or the "Indemnitor"), and PULITZER INC., a Delaware corporation ("Pulitzer"). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Joint Venture Agreement or the Operating Agreement, each referred to below.

                              W I T N E S S E T H:

     WHEREAS, Pulitzer, Herald, Pulitzer Technologies, Inc. ("PTI") and St. Louis Post-Dispatch LLC, a Delaware limited liability company (the "Company"), are parties to a Joint Venture Agreement, dated as of May 1, 2000 (the "Joint Venture Agreement");

     WHEREAS, Pulitzer, PTI and Herald are parties to the Operating Agreement of the Company, dated as of May 1, 2000 (the "Operating Agreement");

     WHEREAS, the Company is a party to a Credit Agreement, dated as of May 1, 2000, between the Company and The Prudential Insurance Company of America and certain other institutional lenders (collectively, the "Lenders"), as amended, supplemented or otherwise modified from time to time (the "Credit Agreement"), pursuant to which the Lenders have agreed to make a loan to the Company in the principal amount of $306,000,000 (the "Company Debt");

     WHEREAS, the Company has executed a promissory note, dated as of May 1, 2000, evidencing the Company Debt;

     WHEREAS, Pulitzer has provided to the Lenders a full and unconditional guaranty of payment of the Company Debt pursuant to a Guaranty Agreement, dated as of May 1, 2000 (the "Pulitzer Guaranty");

     WHEREAS, as contemplated by and as more fully described in Section 3.12 of the Operating Agreement, the parties thereto intend that the Company Debt will be refinanced on one or more occasions with Permanent Company Debt (as defined in the Operating Agreement); and

     WHEREAS, the Indemnitor has agreed to indemnify Pulitzer against amounts that may be actually paid by Pulitzer under the Pulitzer Guaranty, subject to the terms and limitations set forth herein.


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     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. INDEMNITY.

     (a) Subject to Sections 3 and 4 hereof, the Indemnitor unconditionally agrees to indemnify Pulitzer for any payments of principal and interest with respect to the Company Debt that Pulitzer may make under the Pulitzer Guaranty, and any reasonable costs and expenses incurred by Pulitzer in connection with Indemnitor's performance of its obligations under this Agreement, if Pulitzer shall have (i) exhausted all of its rights (whether by subrogation or otherwise) to reimbursement or recovery from the Company or the Company's assets and (ii) assigned its Interest (as defined in the Operating Agreement), and caused PTI and all other Affiliates of Pulitzer to assign their Interests, to Herald (or to an Affiliate of Herald designated by Herald). Such indemnification payment shall be made within 30 days after the Indemnitor's receipt of written notice from Pulitzer of Pulitzer's right to such payment.

     (b) For purposes of this Agreement, the term "Company Debt" shall include any Permanent Company Debt; the term "Credit Agreement" shall include any similar agreement entered into by the Company in respect of any Permanent Company Debt; and the term "Pulitzer Guaranty" shall include any similar agreement entered into by Pulitzer in connection with any Permanent Company Debt.

     SECTION 2. SUBROGATION.

     (a) Upon the Indemnitor's payment in full to Pulitzer pursuant to Section 1(a) hereof, the Indemnitor shall be subrogated to the remaining rights of Pulitzer against the Company to the extent of such payment. For purposes of the Operating Agreement, on the day such payment is made, the Indemnitor shall be treated as if it contributed an amount equal to the amount of the payment to the capital of the Company.

     (b) Notwithstanding any provision of applicable Law, the Indemnitor hereby agrees that the assignment by Pulitzer, PTI and any other Affiliate of Pulitzer of their respective Interests to Herald pursuant to Section 1(a) above shall constitute full satisfaction of any and all claims and other rights (whether legal or equitable) that Indemnitor may have or thereafter acquire against Pulitzer, the Company, any Member of the Company or any other Person by reason of making a payment pursuant to Section 1(a) hereof (other than any rights under the Operating Agreement in respect of the deemed capital contribution described in Section 2(a) above), including, without limitation, any right of indemnification, subrogation, reimbursement, exoneration, or contribution or any right to participate in any claim or remedy of the Lenders or Pulitzer against any person.

     SECTION 3. LIMITATION ON AMOUNT OF INDEMNITY. Notwithstanding any provision of this Agreement to the contrary, the aggregate obligation of the Indemnitor hereunder shall in no event exceed the sum of (i) $306,000,000 and (ii) in the event Indemnitor does not make payment in full of its indemnification obligations hereunder to Pulitzer within ten (10) Business Days after the date such payment is due pursuant to

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Section 1(a) above, the reasonable costs and expenses incurred by Pulitzer in connection with Indemnitor's performance of its obligations under this Agreement.

     SECTION 4. TERMINATION. Except as otherwise provided in this Section 4, this Agreement shall survive and be in full force and effect so long as any principal amount of, or accrued interest on, the Company Debt is outstanding and has not been paid in full. This Agreement shall terminate upon the first to occur of the following (the "Cessation Date"): (i) the closing of the exercise of the Herald Put (as defined in the Operating Agreement); (ii) the repayment in full of the Company Debt, other than a repayment out of refinancing proceeds;
(iii) the liquidation and winding up of the Company pursuant to the terms of the Operating Agreement or otherwise under the Delaware Act or (iv) a sale by Herald, in accordance with the terms and conditions set forth in Section 7.1 of the Operating Agreement, of its entire Interest to any Person who is not a Related Person (as defined in Section 7.1 of the Operating Agreement) with respect to Herald; provided, that any such transferee of Herald's Interest has agreed in writing to assume all of Herald's obligations hereunder. As of the Cessation Date, the Indemnitor shall be released from any and all liabilities hereunder; provided, however, that the Indemnitor shall not be released from any unpaid liability of the Indemnitor if (x) a Default (as defined in the Credit Agreement) relating to the nonpayment of principal or interest on the Company Debt or Event of Default (as defined in the Credit Agreement) is pending under the Credit Agreement, or (y) Pulitzer has made or is then entitled to make a demand pursuant to Section 1 hereof, or Pulitzer then would be so entitled to make a demand upon exhaustion of its rights to reimbursement or recovery from the Company or the Company's assets.

     SECTION 5. NET WORTH OF INDEMNITOR.

     (a) Herald represents that the information set forth in the letter from Herald to Pulitzer dated as of the date hereof concerning the assets and liabilities of Herald is true, correct and complete.

     (b) Herald covenants that, until the Termination Date or Cessation Date, it will not, directly or indirectly, dispose of any assets or incur any liability or obligation that could be deemed to be part of a "plan to circumvent or avoid" (within the meaning of Regulations Section 1.752-2(b)(6) and Section 1.752-2(j)(3)) Herald's indemnity obligation under this Agreement.

     SECTION 6. NO THIRD PARTY RELIANCE. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns any rights or remedies under or by reason of this Agreement. Without limiting the foregoing, it is expressly understood that the Lenders shall have no rights against the Indemnitor hereunder.

     SECTION 7. GOVERNING LAW. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law provision or rule.

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     SECTION 8.  NO WAIVER; AMENDMENT.

     (a) No failure on the part of the Indemnitor or Pulitzer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Indemnitor or Pulitzer preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. Neither the Indemnitor nor Pulitzer shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such parties.

     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between both parties hereto.

     SECTION 9. NOTICES. All communications and notices hereunder between and among the parties hereto shall be in writing and given as provided in the Joint Venture Agreement and addressed as specified therein.

     SECTION 10. BINDING AGREEMENT. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the parties that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

     SECTION 11. ASSIGNMENT. Pulitzer may assign or transfer its rights and obligations hereunder to any Person to which it may assign or transfer its rights and obligations under the Operating Agreement or the Pulitzer Guaranty. Except as provided herein, no party hereto may assign or transfer any of its rights or obligations hereunder (and any such attempted assignment or transfer shall be void) without the prior written consent of the other party hereto.

     SECTION 12. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 13. COUNTERPARTS; EFFECTIVENESS; EXECUTION. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.


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     SECTION 14. RULES OF INTERPRETATION. The rules of interpretation specified in Section 1.2 of the Operating Agreement shall be applicable to this Agreement.





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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first appearing above.

                                      THE HERALD COMPANY, INC.

                                      By: /S/ S.I. NEWHOUSE, JR.
                                          ----------------------
                                          Name: S.I. Newhouse, Jr.
                                          Title: Vice President



                                      PULITZER INC.

                                      By: /S/ RONALD H. RIDGWAY
                                          ----------------------
                                          Name: Ronald H. Ridgway
                                          Title: Senior Vice President - Finance


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